Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 2004 – 29

CELLSTAR ANNOUNCES LOSS OF LONG-TIME BOARD MEMBER JAMES L. JOHNSON

CARROLLTON, TEXAS, November 22, 2004 – CellStar Corporation (NASDAQ: CLST), a value-added wireless logistics and distribution services leader, today announced that long-time Board member and former Chairman of the Board, James L. (“Rocky”) Johnson, died on Thursday, November 18, 2004.

Mr. Johnson has served on the Board of Directors of CellStar since March 1994. In July 2001, he was named Chairman of CellStar’s Board, following the retirement of Alan H. Goldfield, Chairman, CEO and Company founder. In April 2004 he stepped down from his position as Chairman of the Board but remained on the Board of Directors.

“We are very saddened by Rocky’s death and would like to extend our deepest sympathy to his family,” said Terry Parker, Executive Chairman of the Company. “Rocky was one of the original Board members, after the Company went public in 1993. His dedication, experience, strong leadership, and most of all his friendship will be sorely missed.”

Mr. Johnson held Board level positions at various other companies, and had served as Chairman Emeritus of GTE Corporation (currently known as Verizon Communications, Inc.) since May 1992. He served as GTE’s Chairman and Chief Executive Officer from April 1988 to April 1992.

Mr. Johnson was 77 years old. Funeral services for Mr. Johnson will be at 10:00 a.m. on Tuesday, November 23, 2004, at Woodhaven Presbyterian Church at 3650 North O’Connor Boulevard in Irving, Texas. Donations in lieu of flowers should be forwarded and made payable to the Woodhaven Presbyterian Church.

About CellStar Corporation

CellStar Corporation is a leading global provider of value-added logistics and distribution services to the wireless communications industry, with operations in Asia-Pacific, North America and Latin America. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. In many of its markets, CellStar provides activation services that generate new subscribers for its wireless carrier customers. For the year ended November 30, 2003, the Company generated revenues of $1.8 billion. Additional information about CellStar may be found on its Web site at www.cellstar.com.

Contact: Sherrian Gunn – 972-466-5031

# # #